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                                                                    Exhibit 10.6

                              EMPLOYMENT AGREEMENT

         This AGREEMENT (the "Agreement") is made as of August 31, 1998 (the "Effective Date"), by and between Northway Financial, Inc. ("Northway"), a New Hampshire chartered corporation and its subsidiary, Pemigewasset National Bank ("PNB") (collectively referred to as the "Employer") and Paul M. Ferguson (the "Executive"). The Employer may, in its discretion, administer and discharge any of its obligations through Northway, PNB, or both entities. In consideration of the mutual covenants contained in this Agreement, the Employer and the Executive agree as follows:

                  1. Employment. The Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer on the terms and conditions set forth in this Agreement.

                  2. Capacity. The Executive shall serve as Executive Vice President and Chief Operating Officer of PNB ("EVP/COO"), subject to election by the Boards of Directors of both Northway and PNB (the "Boards of Directors"). The Executive shall also serve the Employer in such other or additional offices as the Executive may be requested to serve by the Chief Executive Officer of PNB (the "CEO") or the Chairman of Northway (the "Chairman"). In such capacity or capacities, the Executive shall perform such services and duties in connection with the business, affairs and operations of the Employer as may be assigned or delegated to the Executive from time to time by or under the authority of the CEO or the Chairman. Notwithstanding the foregoing, after the Executive becomes Chief Executive Officer of PNB pursuant to Section 4 below, all references to "CEO" in this Agreement shall thereafter mean the Chairman of PNB.

                  3. Term. Subject to the provisions of Section 7, the term of employment pursuant to this Agreement (the "Term") shall be for two (2) years from the Effective Date and shall be renewed automatically for periods of one (1) year commencing at the first anniversary of the Effective Date and on each subsequent anniversary thereafter, unless either the Executive or the Employer gives written notice to the other not less than sixty (60) days prior to the date of any such anniversary of such party's election not to extend the Term.

                  4. Promotions. Subject to the Executive's satisfactory performance on a continuing basis, as determined in the discretion of the Employer, and further subject to the approval of the Boards of Directors, the Executive shall be promoted to the following positions in the following time frames: (a) the Executive shall be promoted to the position of President and Chief Operating Officer of PNB in May, 1999; and (b) when PNB's current President and Chief Executive Officer, Fletcher Adams, retires, the Executive shall be promoted to the position of President and Chief Executive Officer of PNB. The Employer states that as of the date of execution of this Agreement, Mr. Adams has stated an intention to retire in the year 2000.

                  5. Compensation and Benefits. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

                           1. Salary. For all services rendered by the Executive
                  under this Agreement, the Employer shall pay the Executive an initial salary (the "Salary") at an annual rate of $117,500, subject to such increases in conjunction with the promotions described above in Section 4 that the Employer, in its judgment, determines to be appropriate based upon the accompanying changes in the Executive's responsibilities, and further subject to any other increases that the Employer may, in its discretion, determine to be appropriate from time to time. The Salary shall be payable in periodic installments in accordance with the Employer's usual practice for its senior executives.

                           2. Bonus or Similar Incentive Programs. The Executive
                  shall be entitled to participate in any incentive or bonus program established by the Northway Board of Directors to include the Executive's position, with such terms as may be established in the sole discretion of the Boards of Directors.

                           3. Regular Benefits. The Executive shall also be
                  entitled to participate in any employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans in effect and generally applicable to the senior executives of PNB. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of the Boards of Directors or any administrative or other committee provided for in or contemplated by any such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.

                           4. Relocation Costs. To reduce the Executive's
                  expense associated with relocation, the Employer shall provide the following to the Executive:

                                    a) Temporary Housing Allowance. The Employer
                           shall pay to the Executive a monthly Temporary Housing Allowance effective for the lesser of (A) such period following the Effective Date until the Executive obtains, by purchase or lease, a permanent residence in the Plymouth, New Hampshire area; or (B) six (6) months following the Effective Date. The Temporary Housing Allowance for any month shall equal the lesser of (Y) Seven Hundred Dollars ($700); or
                           (Z) the Executive's monthly rental or mortgage payment plus the cost of electricity for a Plymouth, New Hampshire area residence for such month.

                                    b) Relocation Allowance. In lieu of any
                           relocation cost reimbursement other than the Temporary Housing Allowance, the Employer shall pay to the Executive a relocation allowance to cover all of the costs that the Executive may incur in connection with the transition from his current residence in Mount Vernon, New Hampshire to a permanent residence in the Plymouth, New Hampshire area. The Relocation Allowance shall be in the amount of up to Twenty Thousand Dollars ($20,000) to be paid as follows: (A) Ten Thousand Dollars ($10,000) promptly after the Effective Date; and (B) Ten Thousand Dollars ($10,000) promptly after the Executive obtains, by purchase or lease, a permanent residence in the Plymouth, New Hampshire area, provided that such relocation occurs not later than six (6) months after the Effective Date. Such amounts may be used for purposes related to the relocation as determined in the Executive's discretion.

                           5. Taxation of Payments and Benefits. The Employer
                  shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

                           6. Exclusivity of Salary and Benefits. Unless
                  approved by the Boards of Directors, the Executive shall not be entitled to any payments or benefits other than those provided under this Agreement.

                  6. Extent of Service. During the Executive's employment under this Agreement, the Executive shall, subject to the direction and supervision of the CEO or the Chairman, devote the Executive's best efforts and business judgment, skill and knowledge to the advancement of the Employer's interests and to the discharge of the Executive's duties and responsibilities under this Agreement. The Executive shall not engage in any other business activity, except as may be approved by the CEO or the Chairman; provided that nothing in this Agreement shall be construed as preventing the Executive from:

                           (a) investing the Executive's assets in any company
                  or other entity in a manner not prohibited by Section 8(d) and in such form or manner as shall not require any material activities on the Executive's part in connection with the operations or affairs of the companies or other entities in which such investments are made; or

                           (b) engaging in religious, charitable or other
                  community or non-profit activities that do not impair the Executive's ability to fulfill the Executive's duties and responsibilities under this Agreement.

                  7. Termination and Termination Benefits. Notwithstanding the provisions of Section 3, the Executive's employment under this Agreement shall terminate under the following circumstances set forth in this Section 7.

                           (a) Termination by the Employer for Cause. The
                  Executive's employment under this Agreement may be terminated for cause without further liability on the part of the Employer effective immediately upon a majority vote of either Board of Directors and written notice to the Executive. Only the following shall constitute "cause" for such termination:

                                    a) dishonest statements or acts of the
                           Executive with respect to the business of Northway, PNB, or any affiliate of either of them;


                                    b) the commission by or indictment of the
                           Executive for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud ("indictment," for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made);

                                    c) material failure to perform to the
                           reasonable satisfaction of either Board of Directors a substantial portion of the Executive's duties and responsibilities assigned or delegated under this Agreement, which failure continues, in the reasonable judgment of the Board of Directors that is taking such action, for sixty (60) days after written notice given to the Executive by such Board of Directors;

                                    d) gross negligence, willful misconduct or
                           insubordination of the Executive with respect to the Employer or any affiliate of the Employer; or

                                    e) material breach by the Executive of any
                           of the Executive's obligations under this Agreement.

                           (b) Termination by the Executive. The Executive's
                  employment under this Agreement may be terminated by the Executive by written notice to the CEO or the Chairman at least thirty (30) days prior to such termination.

                           (c) Termination by the Employer Without Cause.
                  Subject to the payment of Termination Benefits pursuant to
                  Section 7(d), the Executive's employment under this Agreement may be terminated by the Employer without cause upon written notice to the Executive by a majority vote of either Board of Directors.

                           (d) Certain Termination Benefits. Unless otherwise
                  specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive's employment under this Agreement. Notwithstanding the foregoing, in the event of termination of the Executive's employment with the Employer pursuant to Section 7(c) above, the Employer shall provide to the Executive the following termination benefits ("Termination Benefits"):

                                    (i) continuation of the Executive's Salary
                           at the rate then in effect pursuant to Section 5(a); and

                                    (ii) continuation of group health plan
                           benefits to the extent authorized by and consistent with 29 U.S.C. Section 1161 et seq. (commonly known as "COBRA"), with the cost of the regular premium for such benefits shared in the same relative proportion by the Employer and the Executive as in effect on the date of termination.

                                    The Termination Benefits set forth in (i)
                           and (ii) above shall continue effective until the expiration of the Term; provided that in the event that the Executive commences any employment or self-employment during the period during which the Executive is entitled to receive Termination Benefits (the "Termination Benefits Period"), the remaining amount of Salary due pursuant to Section 7(d)(i) for the period from the commencement of such employment or self-employment to the end of the Termination Benefits Period shall be reduced by one-half of the salary or other cash compensation the Executive receives from such employment or self-employment attributable to services performed during the Termination Benefits Period and, if the Executive receives benefits from such employment or self-employment comparable to those benefits provided by the Employer, the payments provided under Section 7(d)(ii) shall cease effective as of the date of commencement of such employment or self-employment. The Employer's liability for Salary continuation pursuant to Section 7(d)(i) shall be reduced by the amount of any severance pay due or otherwise paid to the Executive pursuant to any severance pay plan or stay bonus plan of the Employer. Notwithstanding the foregoing, nothing in this Section 7(d) shall be construed to affect the Executive's right to receive COBRA continuation entirely at the Executive's own cost to the extent that the Executive may continue to be entitled to COBRA continuation after the Executive's right to cost sharing under Section 7(d)(ii) ceases. The Executive shall be obligated to give prompt notice of the date of commencement of any employment or self-employment during the Termination Benefits Period and shall respond promptly to any reasonable inquiries concerning any employment or self-employment in which the Executive engages during the Termination Benefits Period.

                           (e) Disability. If the Executive shall be disabled so
                  as to be unable to perform the essential functions of the Executive's then existing position or positions under this Agreement with or without reasonable accommodation, either Board of Directors by a majority vote may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Employer for the remainder of the Term or during the period of such disability. Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive's full Salary (less any disability pay or sick pay benefits to which the Executive may be entitled under the Employer's policies) and benefits under
                  Section 5 of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of time equal to the lesser of (i) one (1) year; or (ii) the remainder of the Term. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive's then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Employer shall, submit to the Employer a certification in reasonable detail by a physician selected by the Employer to whom the Executive or the Executive's guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Employer's determination of such issue shall be binding on the Executive. Nothing in this Section 7(e) shall be construed to waive the Executive's rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. Section 2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq.

                           (f) Termination Following a Change of Control. If
                  there is a Change of Control, as defined in Section 7(f)(i) below, during the Term, the provisions of this Section 7(f) shall apply and shall continue to apply throughout the remainder of the Term. If (1) the Executive's employment is terminated by the Employer or the Executive following the occurrence of any of the events listed in Section 7(f)(ii) below or the Executive's employment is terminated without cause (in accordance with Section 7(c) above); and (2) such termination occurs both within twelve (12) months following a Change of Control and during the Term, then the Employer shall provide the Executive (or the Executive's estate, if applicable) with Termination Benefits for two (2) years from the date of termination of the Executive's employment. To the extent that Termination Benefits would otherwise be due to the Executive, this Section 7(f) shall not be construed to require the provision of any additional pay or benefits to the Executive.

                                    (i) Change of Control shall mean the
                           occurrence of one or more of the following events:

                                         (1) any "person" (as such term is used
                                    in Sections 13(d) and 14(d)(2) of the
                                    Securities Exchange Act of 1934, as amended
                                    (the "Exchange Act")) becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than Northway, any trustee or other fiduciary holding securities under an employee benefit plan of Northway, or any corporation owned, directly or indirectly, by the stockholders of Northway, in substantially the same proportions as their ownership of stock of Northway), directly or indirectly, of securities of Northway, representing fifty percent (50%) or more of the combined voting power of Northway's then outstanding securities; or

                                         (2) persons who, as of the Effective
                                    Date, constituted Northway's Board of
                                    Directors (the "Incumbent Board") cease for any reason including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of Northway's Board of Directors, provided that any person becoming a director of Northway subsequent to the Effective Date whose election was approved by at least a majority of the directors then comprising the Incumbent Board shall, for purposes of this Section 7(f), be considered a member of the Incumbent Board; or

                                         (3) the stockholders of Northway
                                    approve a merger or consolidation of
                                    Northway with any other corporation or other entity, other than (1) a merger or consolidation which would result in the voting securities of Northway outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of Northway or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of Northway (or similar transaction) in which no "person" (as hereinabove defined) acquires more than fifty percent (50%) of the combined voting power of Northway's then outstanding securities; or

                                         (4) the stockholders of Northway
                                    approve a plan of complete liquidation of Northway or an agreement for the sale or disposition by of all or substantially all of Northway's assets.

                                    (ii) The events referred to in Section 7(f)
                           above shall be as follows:

                                         (A) a reduction of the Executive's
                                    salary other than a reduction that (1) is based on Northway's or PNB's financial performance or (2) is similar to the reduction made to the salaries provided to all or most other senior executives of Northway or PNB; or

                                         (B) a significant change in the
                                    Executive's responsibilities and/or duties which constitutes, when compared to the Executive's responsibilities and/or duties before the Change of Control, a demotion.

                                    (iii) The Executive shall provide Northway
                           with reasonable notice and an opportunity to cure any of the events listed in Section 7(f)(ii) and shall not be entitled to compensation pursuant to this
                           Section 7(f) unless Northway fails to cure within a reasonable period; and

                                    (iv) It is the intention of the Executive
                           and of Northway that no payments by Northway to or for the benefit of the Executive under this Agreement or any other agreement or plan, if any, pursuant to which the Executive is entitled to receive payments or benefits shall be nondeductible to Northway by reason of the operation of Section 280G of the Code relating to parachute payments or any like statutory or regulatory provision. Accordingly, and notwithstanding any other provision of this Agreement or any such agreement or plan, if by reason of the operation of said Section 280G or any like statutory or regulatory provision, any such payments exceed the amount which can be deducted by Northway, such payments shall be reduced to the maximum amount which can be deducted by Northway. To the extent that payments exceeding such maximum deductible amount have been made to or for the benefit of the Executive, such excess payments shall be refunded to Northway with interest thereon at the applicable Federal rate determined under Section 1274(d) of the Code, compounded annually, or at such other rate as may be required in order that no such payments shall be nondeductible to Northway by reason of the operation of said Section 280G or any like statutory or regulatory provision. To the extent that there is more than one method of reducing the payments to bring them within the limitations of said Section 280G or any like statutory or regulatory provision, the Executive shall determine which method shall be followed, provided that if the Executive fails to make such determination within forty-five (45) days after Northway has given notice of the need for such reduction, Northway may determine the method of such reduction in its sole discretion.

                  8. Confidential Information, Noncompetition and Cooperation.

                           (a) Confidential Information. As used in this
                  Agreement, "Confidential Information" means information belonging to the Employer which is of value to the Employer in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Employer. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Employer. Confidential Information includes information developed by the Executive in the course of the Executive's employment by the Employer, as well as other information to which the Executive may have access in connection with the Executive's employment. Confidential Information also includes the confidential information of others with which the Employer has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive's duties under Section 8(b).

                           (b) Confidentiality. The Executive understands and
                  agrees that the Executive's employment creates a relationship of confidence and trust between the Executive and the Employer with respect to all Confidential Information. At all times, both during the Executive's employment with the Employer and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employer, except as may be necessary in the ordinary course of performing the Executive's duties to the Employer.

                           (c) Documents, Records, etc. All documents, records,
                  data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employer or are produced by the Executive in connection with the Executive's employment will be and remain the sole property of the Employer. The Executive will return to the Employer all such materials and property as and when requested by the Employer. In any event, the Executive will return all such materials and property immediately upon termination of the Executive's employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

                           (d) Noncompetition and Nonsolicitation. During the
                  Term, and for one (1) year thereafter (or during the Termination Benefits Period, if longer), the Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with Northway or PNB (other than terminations of employment of subordinate employees undertaken in the course of the Executive's employment with the Employer); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with Northway or PNB; provided, however, that the restrictions set forth in the foregoing sentence shall not apply in the event that the Executive's employment under this Agreement is terminated pursuant to Section 7(c) ("Termination by the Employer Without Cause"). The Executive understands that the restrictions set forth in this Section 8(d) are intended to protect the Employer's interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term "Competing Business" shall mean a business conducted anywhere in the State of New Hampshire which is competitive with any business which Northway, PNB, or any of the affiliates of either of them conducts or proposes to conduct at any time during the employment of the Executive. Notwithstanding the foregoing, the Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business. Notwithstanding the foregoing, in the event that the Executive becomes entitled to Termination Benefits pursuant to Section 7(f) ("Termination Following a Change of Control"), this Section 8(d) shall not apply to the Executive with respect to the Executive's activities during any period following the termination of the Executive's employment.

                           (e) Third-Party Agreements and Rights. The Executive
                  hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive's use or disclosure of information or the Executive's engagement in any business. The Executive represents to the Employer that the Executive's execution of this Agreement, the Executive's employment with the Employer and the performance of the Executive's proposed duties for the Employer will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive's work for the Employer, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

                           (f) Litigation and Regulatory Cooperation. During and
                  after the Executive's employment, the Executive shall cooperate fully with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while the Executive was employed by the Employer. The Executive's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times. During and after the Executive's employment, the Executive also shall cooperate fully with the Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employer. The Employer shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive's performance of obligations pursuant to this Section 8(f).

                           (g) Injunction. The Executive agrees that it would be
                  difficult to measure any damages caused to the Employer which might result from any breach by the Executive of the promises set forth in this Section 8, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 9 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Employer shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Employer.

                  9. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive's employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association ("AAA") in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Employer may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity's agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 9 shall be specifically enforceable. Notwithstanding the foregoing, this Section 9 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 9.

                  10. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 9 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the State of New Hampshire and the United States District Court for the District of New Hampshire. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

                  11. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

                  12. Assignment; Successors and Assigns, etc. Neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Employer may assign its rights under this Agreement without the consent of the Executive in the event that the Employer shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

                  13. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

                  14. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

                  15. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employer or, in the case of the Employer, at its main offices, attention of the Boards of Directors or the CEO, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

                  16. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.

                  17. Governing Law. This is a New Hampshire contract and shall be construed under and be governed in all respects by the laws of the State of New Hampshire, without giving effect to the conflict of laws principles of such State.

                  18. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

                  19. Legal and Regulatory Limitations. All Termination Benefits and all other obligations of the Employer to the Executive referred to above in this Agreement are subject to any applicable legal or regulatory limitations or approvals applicable to Northway and/or any subsidiary of Northway, including, without implication of limitation, PNB.

         IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by Northway and PNB, each by an authorized officer, and by the Executive, as of the Effective Date.

                                                   NORTHWAY FINANCIAL, INC.
Attest:
                                                   By:   /S/ William J. Woodward
                                                         -----------------------
                                                   Name: William J. Woodward
                                                   Title: President and CEO
By:   /S/ Joe N. Rozek
      ------------------
Name: Joe N. Rozek
Title: Assistant to the Office of the
Chairman of the Board
                                                   PEMIGEWASSET NATIONAL BANK

                                                   By:   /S/ Fletcher W. Adams
                                                         ---------------------
                                                   Name: Fletcher W. Adams
                                                   Title: President and CEO

                                                   EXECUTIVE

                                                   /S/ Paul M. Ferguson
                                                   ---------------------------
                                                   Paul M. Ferguson